Exhibit (10) A.

November 3, 2004

Mr. Philip Faraci
(address intentionally omitted)

Dear Phil:

We are delighted to extend you an offer to join Eastman Kodak Company (“Kodak”) as Director, Inkjet Systems.  We are confident that your professional talent will be a tremendous asset to our company and we are enthusiastic about welcoming you as a member of our senior management team.  Kodak is at a turning point in its proud more than 115-year history, where technology and the Internet have the potential to unleash unprecedented value from our brand and other corporate assets.  We look forward to you playing a major leadership role, working with others throughout the company to realize our potential.

This letter outlines the role, compensation and benefits of your offer of employment with Kodak.  Due to the strategic importance of your role, we are pleased to offer you a comprehensive program with the following elements.

The term “Company” as used in this letter agreement means Kodak and all of its subsidiaries and affiliates.

Position

Your position will be Director, Inkjet Systems.  This position will report to Antonio Perez in his capacity as President and Chief Operating Officer, Eastman Kodak Company.

Your position will be located in Rochester, New York.  Consequently, you will be expected to relocate your residence to the Rochester, New York area upon commencement of your employment.

Employment Date

You will commence your employment on or before November 15, 2004.

Robert L. Berman, Director, Human Resources and Vice President
 EASTMAN KODAK COMPANY • 343 STATE STREET • ROCHESTER, NEW YORK 14650-0233
TEL (585) 724-7674 • FAX (585) 724-1655, E-Mail: robert.berman@kodak.com

Mr. Philip Faraci
November 3, 2004

Base Salary

Your base salary will be at the rate of $420,000 per year.

Executive Compensation for Excellence and Leadership

You will be eligible to participate in Kodak’s short-term variable pay plan for its management level employees, Executive Compensation for Excellence and Leadership (“EXCEL”).  Your annual target award under EXCEL will be 62% of your base salary, making your total targeted annual compensation $680,400.  Your actual award for a year will vary based on Company performance, unit performance, your job performance, and such other criteria selected by the Company.  Any award you earn for 2004 will be prorated based on your length of service for 2004.  That is, you will not receive a full award for 2004 since you will not be employed for the full year.  You will receive a summary of this plan from Human Resources shortly after the commencement of your employment.

Leadership Stock Program

Last year, Kodak implemented changes to its long-term incentive compensation program.  These changes entail the adoption of a new restricted stock unit plan, entitled the “Leadership Stock Program.”  As an executive of Kodak, you will be eligible to participate in this new program.

The Leadership Stock Program has two-year overlapping performance cycles, denominates awards in the form of restricted share units, uses corporate EPS as the plan’s sole performance criterion, conditions awards on the achievement of a pre-established corporate EPS target for a performance cycle, and imposes a one-year vesting requirement on any award earned under the plan.

The Compensation Committee determines the size of a participant’s actual target award under the program for a cycle based primarily on the participant’s relative leadership assessment.  The first performance cycle that you will be eligible for is that cycle scheduled to commence on January 1, 2005.  For this cycle, Kodak management will recommend to the Compensation Committee that you be allocated an award of 5,925 units.

Shortly after your employment, you will receive a copy of a brochure which will explain in further detail the terms and conditions of the new Leadership Stock Program.

Mr. Philip Faraci
November 3, 2004

Signing Bonus - Cash

Upon your employment by Kodak, we will pay you a $50,000 gross cash signing bonus, subject to all federal, state, and FICA withholding, which will be paid within 30 days of your start date. The cash signing bonus will not be “benefits bearing”.  In other words, the amount will not be taken into account or considered for any reasons for purposes of determining any company provided benefits or compensation to which you may become eligible, including by way of illustration and not by way of limitation, any pension or other retirement benefit.

Signing Bonus – Stock Option Award

Upon your employment, Kodak will propose to the Compensation Committee that you be granted, as a signing bonus, a one-time grant of 32,800 non-qualified stock options.  The options will be issued to you under the terms of the Eastman Kodak Company 2000 Omnibus Long-Term Compensation Plan (the “Omnibus Plan”).  The options will vest 33 1/3% on each of the first three anniversaries of the date of grant.  If your employment terminates for any reason, other than a “Permitted Reason” as determined by the CEO, during the one-year period following the date of grant, you will immediately forfeit all of the options.  Thereafter, so long as the options remain unvested, the unvested portion will be subject to forfeiture in the event of your termination of employment for any reason other than for death or for “Disability” or an “Approved Reason” as those terms are defined under the terms of the Omnibus Plan.  The options will be granted for 7 years and have an exercise price equal to the mean between the high and low at which Eastman Kodak common stock trades on the New York Stock Exchange on the date of grant by the Compensation Committee.

The specific terms, conditions and restrictions of your stock option grant will be contained in an award notice delivered to you shortly after the commencement of your employment.

Signing Bonus – Restricted Stock Award

Upon your employment, Kodak will also propose to the Compensation Committee that you be granted, as a signing bonus, a one-time grant under the Omnibus Plan of 10,000 shares of restricted Kodak Common Stock.  One half of these shares, i.e., 5000 shares, will vest on the third anniversary of the date of their grant.  The remaining 5,000 shares will vest on the fifth anniversary of the date of their grant.

If your employment terminates for any reason, other than a “Permitted Reason” as determined by the CEO in the exercise of his sole discretion, during the one-year period following the date of the grant, you will immediately forfeit the shares.  Thereafter, so long as these shares remain unvested, they will be subject to forfeiture in the event of your termination of employment for any reason other than for death or for “Disability” or an “Approved Reason,” as those terms are defined under the terms of the Omnibus Plan.

Mr. Philip Faraci
November 3, 2004

The specific terms, conditions and restrictions of your restricted stock grant will be contained in an award notice delivered to you shortly after the commencement of your employment.

Vacation

You will be entitled to 4 weeks’ vacation per calendar year.  Your vacation for the current calendar year will be pro-rated based on your service in 2004.

Benefits

You will be eligible to immediately participate in Kodak’s Flexible Benefits Plan, which includes health and dental coverage, long-term disability coverage, life insurance and eligibility for long-term care insurance.  With regard specifically to life insurance coverage, Kodak annually contributes for each plan participant an amount sufficient to cover the cost of coverage equal to one times the participant’s total target annual compensation (base salary plus target EXCEL award).  You will also be eligible for coverage under Kodak’s Short-Term Disability Plan.

You will be eligible to participate in the 1982 Eastman Kodak Company Executive Deferred Compensation Plan (“EDCP”).  This is a non-qualified/unfunded plan in which you may elect to defer a portion of your base salary and EXCEL award.  A description of the plan is enclosed.

Our executives also qualify for company-paid coverage of $5 million of personal umbrella liability insurance (“PULI”).

Our executives are provided with individual financial counseling services through one of three companies.  You will be immediately eligible for this benefit.

You are also eligible to participate in the Kodak Executive Health Management plan.

Immediately upon your employment, you will also be eligible to participate in the Eastman Kodak Employees’ Savings and Investment Plan (“SIP”), Kodak’s 401(k) plan.  You will be eligible to make rollover deferrals from other qualified plans within two years from the date of your hire.

Retirement Benefits

A.

Cash Balance Plan.  Upon your employment, you will be eligible for the cash balance benefit provided under the Kodak Retirement Income Plan (“KRIP”).  This program is Kodak’s retirement plan for all employees hired on or after March 1, 1999.  The enclosed brochure describes this program in more detail.

Mr. Philip Faraci
November 3, 2004

B.

Enhanced Pension.  In addition to the retirement benefits you are eligible for under the cash balance benefit of KRIP, you will be eligible for an enhanced pension benefit.  Assuming you satisfy the conditions of this letter agreement, including but not limited to Subsection (C) below, and subject to the offset provisions contained Subsection (E) below, Kodak will provide you a retirement income benefit (1) as if you were eligible to participate in Kodak’s retirement plans by virtue of being employed by Kodak after December 31, 1995, but prior to March 1, 1999, and (2) based on one and a half (1.5) additional years of deemed service for every actual full year of service you earn under the terms of KRIP; subject, however, to a maximum of 20 years of deemed service.  The names of the specific retirement plans that you will be treated as if you were eligible to participate in by virtue of being treated as employed after December 31, 1995, but prior to March 1, 1999, are KRIP, the Kodak Unfunded Retirement Plan (“KURIP”) and the Kodak Excess Retirement Income Plan (“KERIP”).  These three plans insofar as they apply to employees employed by Kodak after March 31, 1995, but prior to March 1, 1999, will be collectively referred to as the “Retirement Plan.”  You should recognize, though, that to the extent you earn the enhanced pension benefit to which you are eligible under this Subsection (B), it will be paid to you pursuant to the terms and conditions of this letter agreement, not under the Retirement Plan.  That is, you will not be eligible to participate in the Retirement Plan by virtue of this Subsection (B).

As explained in Subsection (C) below, however, prior to being treated as if credited with any deemed service under the Retirement Plan, you must complete at least 5 years of actual service.  Thus, upon completion of these 5 years of service, you will have 12.5 years of service in total, 5 years of actual service and 7.5 years of deemed service.  After completing 12 years of service, you will have 30 years in total, 12 years of actual service and 18 years of deemed service.  You will not receive any deemed service for any partial years of actual service that you are treated as having earned under the Retirement Plan.

Any service that is treated as if credited to you under the Retirement Plan (whether actual or deemed) will only apply for purposes of establishing under the Retirement Plan: (i) the total amount of your “Vesting Service”; (ii) the total amount of your “Accrued Service” used to calculate your retirement income benefit; and (iii) your “Total Service” for purposes of determining the applicability of any early retirement reduction factor.  The crediting of service applies solely for these purposes and is not intended to enhance any other Kodak benefit or compensation.

Mr. Philip Faraci
November 3, 2004

C.

Continuous Employment.  In order to be eligible for the enhanced retirement benefit described above, you must remain continuously employed with Kodak during the 5-year period commencing on the date of the commencement of your employment.  Except as provided in Subsection (D) below, if your employment terminates for any reason, whether voluntarily or involuntarily, prior to the fifth anniversary of the commencement of your employment with Kodak, you will not be entitled to receive any of the enhanced retirement benefits described above.

D.

Severance Benefits.  Notwithstanding Subsection (C) above, if Kodak terminates your employment prior to the fifth anniversary of the commencement of your employment and, as a result, you qualify for benefits under the section entitled “Severance Benefits” below, you will, for purposes of Subsection (B) above, receive your actual years of service and a pro rata portion of the deemed service.  The pro rata portion will be determined by multiplying 7.5 years of deemed service by the following fraction:

(A)

60

For purposes of this fraction, “A” will be the total number of your completed full months of service with Kodak prior to your termination of employment.

E.

Offset.  The amount of the retirement income benefit or survivor benefit, if any, provided under Subsection (B) will be offset by: (1) the retirement benefits payable to you under the cash balance benefit of KRIP and any supplemental and successor plan(s) thereto; (2) any company matching contribution made to your account under the Eastman Kodak Employees’ Savings and Investment Plan (“SIP”) or any supplement or successor plan(s) thereto; and (3) any other retirement benefit provided to you pursuant to the retirement plan or program of any employer with whom you were employed prior to Kodak.

Mr. Philip Faraci
November 3, 2004

For purposes of determining the amount of any offset under this Subsection (E), the amount of any retirement benefit payable to you under any plan will be calculated pursuant to the same actuarial assumptions that are used to calculate your benefit under Subsection (B) and assuming the same frequency of payment, form of benefit and commencement date of payment as the benefits payable to you under Subsection (B).

F.

Payment.  The amount of the enhanced retirement benefit, if any, payable to you under Subsection (B) will: (i) be paid in the form of a monthly annuity commencing on the date(s) permitted under the terms of the Retirement Plan; (ii) be paid out of Kodak’s general assets, not under KRIP; (iii) not be funded in any manner; (iv) be included in your gross income as ordinary income, subject to all income and payroll tax withholding required to be made under all applicable laws; and (v) not be grossed up or be given any other special tax treatment by Kodak.

G.

Employee Benefit Plan.  To the extent the terms of this enhanced retirement benefit constitute an “employee benefit plan” under Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Vice President, Eastman Kodak Company and Director, Human Resources will be the plan administrator of the plan.  The plan administrator will have total and exclusive responsibility to control, operate, manage and administer the plan in accordance with its terms and all the authority that may be necessary or helpful to enable him/her to discharge his/her responsibilities with respect to the plan.  Without limiting the generality of the preceding sentence, the plan administrator shall have the exclusive right to: interpret the plan, decide all questions concerning eligibility for and the amount of benefits payable under the plan, construe any ambiguous provision of the plan, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of the plan.  The plan administrator will have full discretionary authority in all matters related to the discharge of his/her responsibilities and the exercise of his/her authority under the plan, including, without limitation, his/her construction of the terms of the plan and his/her determination of eligibility for benefits under the plan.  It is the intent of the plan, as well as both parties hereto, that the decisions of the plan administrator and his/her action with respect to the plan shall be final and binding upon all persons having or claiming to have any right or interest in or under the plan and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

Mr. Philip Faraci
November 3, 2004

Relocation

You will be eligible to participate in the Company’s Enhanced New Hire Relocation Program (the “Relocation Program”).  Enclosed is a summary of this Program.  One of the features of the Program is a Mortgage Interest Subsidy (“MIS”) whereby Kodak will protect you for two (2) years if your new first mortgage interest rate is more than 1.1% higher than the rate on your existing first mortgage.  The Mortgage Interest Subsidy will be calculated based on the difference, if any, between (x) the rate of interest on your new first mortgage, and (y) the rate on your existing first mortgage plus one percent.  MIS is paid annually in the form of a lump sum payment subject to all applicable income and payroll tax withholdings.

Temporary Housing

To assist you in finding a permanent residence in the Rochester, NY area, Kodak agrees to reimburse you for your temporary housing expenses.  More specifically, for up to a nine-month period commencing on your first day of employment, Kodak agrees to reimburse you for your temporary housing expenses up to a maximum dollar amount of $2,500 per month.  These expenses must be incurred for temporary housing in the Rochester, NY area.  Proper documentation of these expenses will be required in accordance with the terms of Kodak’s relocation program.  To the extent you are subject to Federal or state income tax on these expense reimbursements, Kodak will “gross-up” the reimbursements so that after such taxes are incurred by you, you shall receive a net payment equal to the amount of the expense.  The amount of any such “gross-up” will not be included in the calculation of the $2,500 per month limit.

Air Travel

After the commencement of your employment, Kodak agrees to reimburse you for the air travel expenses you incur in traveling back and forth between Rochester, NY and Oregon until such time as you relocate to Rochester.  In order to be eligible for reimbursement, the air travel must be coach class, not exceed in the aggregate $15,000 and be incurred prior to the earlier of the date of your relocation to Rochester or the nine month anniversary of the date of your commencement of employment.  Proper documentation of these expenses will be required in accordance with the terms of Kodak’s relocation program.  To the extent you are subject to Federal or state income tax on these expense reimbursements, Kodak will “gross-up” the reimbursements so that after such taxes are incurred by you, you shall receive a net payment equal to the amount of the expense.  The amount of any such “gross-up” will not be included in the calculation of the $15,000 limit.

Mr. Philip Faraci
November 3, 2004

Severance Benefits

A.

In General.  If prior to the fifth anniversary of the date of your commencement of employment, Kodak terminates your employment for reasons other than “Cause” or “Disability,” as those terms are defined below, Kodak will pay you, subject to your satisfaction of the terms of this section, a severance allowance equal to one (1) times your then-current annual total target compensation (base salary plus target award under EXCEL).  The severance allowance will be paid in equal consecutive monthly payments over the twelve (12) month period commencing on the date of your termination of employment.

This severance allowance will be paid to you in lieu of any other severance benefit, payment or allowance that you would otherwise be eligible for, except any benefits payable to you under Kodak’s Termination Allowance Plan (“TAP”) or any successor plan thereto.  To the extent, however, you are eligible for a severance benefit under TAP (or any successor plan), the benefits payable to you under this Section shall be reduced by the amount of such severance benefit.  In no event will any of this severance allowance be “benefits bearing.”  Kodak will withhold from this severance allowance all income, payroll and employment taxes required by applicable law or regulation to be withheld.

In the event you breach any of the terms of the Eastman Kodak Company Employees’ Agreement or the Agreement, Waiver and Release, both described below, in addition to and not in lieu of, any other remedies that Kodak may pursue against you, no further severance allowance payments will be made to your pursuant to this section and you agree to immediately repay to Kodak all moneys previously paid to you pursuant to this section.

B.

Agreement, Waiver and Release.  In order to receive the severance allowance described in this section, you must execute immediately prior to your termination of employment a waiver, general release and covenant not to sue in favor of Kodak (the “Agreement, Waiver and Release”), in a form satisfactory to the Vice President and Director, Human Resources, of Kodak.

C.	Cause. For purposes of this letter, “Cause” shall mean:

i.

your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his/her sole discretion; or

Mr. Philip Faraci
November 3, 2004

	ii.	your failure to follow a lawful written directive of the Chief Executive Officer or your supervisor; or

	iii.	your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of Kodak’s business; or

	iv.	your unlawful possession, use or sale of narcotics or other controlled substances, or, performing job duties while illegally used controlled substances are present in your system; or

v.

any act of omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or Kodak, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; or

	vi.	your conviction of or plea of guilty or no contest to any crime involving moral turpitude; or

	vii.	any misrepresentation of a material fact to, or concealment of a material fact from, your supervisor or any other person in Kodak to whom you have a reporting relationship in any capacity; or

	viii.	your breach of Kodak’s Business Conduct Guide or the Eastman Kodak Company Employee’s Agreement.

D.	Disability. For purposes of this letter, the term “Disability” means disability under the terms of the Kodak Long-Term Disability Plan.

Employment Preconditions

This conditional offer of employment is subject to the following conditions and may be withdrawn by Kodak due to your inability to satisfy any one or more of these conditions.  By signing this letter, you agree and acknowledge that Kodak may perform the activities contemplated below in order to verify the conditions.

Physical Exam and Drug Test.  You are required to complete a physical examination and drug screen before this offer and your acceptance become final.  This will be at Kodak’s expense.  This offer is contingent upon a negative drug screen urinalysis test result.  Additional information will be sent to you under separate cover from our medical group.

Mr. Philip Faraci
November 3, 2004

INS.  Kodak is required by Immigration and Naturalization Service and Federal Law to verify identity and authorization to work of all prospective employees.  Enclosed is an Employment Eligibility Verification Form I-9 that outlines the details of these requirements.  Inability to comply with these requirements will cause rescission of this conditional offer.

Past Employment, Social Security Number, Criminal, Education, Credit History, etc.  Kodak will verify your past employment history and your social security number and conduct a check of your education, credit history, and criminal convictions records.  This offer is contingent upon these verifications and checks being acceptable to Kodak.  Italix Decision Systems (IDS) of 800 W. Maple Street, Hartville, OH 44632 has been engaged by Kodak to conduct the verifications and checks.  Attached is the Consent and Authorization form that authorize Kodak to conduct these verifications and checks.

Reference Evaluation. Kodak will conduct a check of your references. This offer is contingent upon this reference check being acceptable to Kodak.

Confidential Information

It is important that the relationship between you and Kodak be established at the outset so as to enable you to properly safeguard confidential information that you may have acquired from your previous employer(s).  “Confidential Information” is defined as information proprietary to a previous employer which is generally secret and which you learned while employed with that employer.

By accepting this conditional offer, you represent to Kodak that your obligations regarding the Confidential Information will not impede your ability to perform the duties and responsibilities required by virtue of your position with Kodak.

During your employment with Kodak, we would expect that you will keep in mind the Confidential Information and inform us if you believe that any duties or responsibilities to which you are assigned will involve its use or disclosure.  I am available at any time to discuss questions that might arise in this regard.  All such discussions you may have with me or anyone else at Kodak in this regard should refer to the Confidential Information only in general terms so as to avoid disclosure of the information you believe to be confidential.

Employee’s Agreement

Attached is a copy of the Eastman Kodak Company’s Employee’s Agreement (“Employee’s Agreement”).  All employees are required to sign the Employee’s Agreement as a precondition of employment.  If you accept this offer letter, please sign and date the Employee’s Agreement and return it along with this signed offer letter.

Mr. Philip Faraci
November 3, 2004

No Conflicts of Interest

By signing this letter, you represent that you are not subject to any restrictions, particularly, but without limitation, in connection with any previous employment, which prevent you from entering into and performing your obligations under this offer letter or which materially and adversely affect (or may in the future, so far as you can reasonably foresee, materially affect), your right to participate in the affairs of Kodak.

Miscellaneous

By accepting this conditional offer of employment, you agree and acknowledge that this offer letter contains the entire understanding between Kodak and yourself with respect to your employment and supersedes all previous written or oral negotiations, commitments, and agreements with respect to such subject matter.

You are expected to devote your best efforts and all of your business time to the affairs of Kodak.  You may, however, engage in any charitable, civic and community activities, provided, however, such activity(ies) does (do) not materially interfere with your duties and responsibilities.

Please also keep in mind that, regardless of any provision contained in this letter to the contrary, your employment at Kodak is “at will”.  That is, you will be free to terminate your employment at any time, for any reason, and Kodak is free to do the same.

You agree to keep the content and existence of this letter confidential except that you may review it with your attorney, financial advisor and spouse.  Upon any such disclosure, you agree to advise these individuals of the confidential nature of this letter and the facts giving arise to it as well as their obligations to maintain the confidentiality of this letter and the facts giving rise to it.  Nonetheless, either party to this letter (that is, you and Kodak) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction and all materials of any kind (including opinions or other tax analyses) that may be provided to that party relating to tax treatment and tax structure.

If any portion of this letter is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law.  The parties intend and desire that each portion of this letter be given the maximum possible effect by law.

Mr. Philip Faraci
November 3, 2004

This letter, and its interpretation and application, will be governed and controlled by the laws of the State of New York without giving effect to principles of conflicts of laws.

* * * *

Please respond to this conditional offer of employment by the close of business on November 8, 2004 if you find it acceptable.  Please acknowledge this by signing your name on the signature line provided and returning the signed original of this letter along with the signed enclosed Employee’s Agreement and the Consent and Authorization form directly to me.

Please feel free to contact me at 585-724-7674 if you have any questions.

Sincerely,

Robert L. Berman

Director, Human Resources and
Vice President

RLB:llh

Signature:	/s/ Philip Faraci	Date: 11-04-04

Philip Faraci

Social Security Number:

Birthdate: